FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated this 8th day of March, 2013, is made by and between The Connecticut Water Company, a Connecticut corporation having its principal place of business in Clinton, Connecticut (“Company”), Connecticut Water Service, Inc., a Connecticut corporation and holder of all of the outstanding capital stock of Company (“Parent”), and Kristen A. Johnson, a resident of Broad Brook, Connecticut (“Employee”),
W I T N E S S E T H:
WHEREAS, the Employee, Company and Parent entered into an amended and restated Employment Agreement; and
WHEREAS, the parties wish to amend the Agreement in the particulars set forth below;
NOW, THEREFORE, Company, Parent and Employee agree as follows:
1.The following subparagraph (g) is added to Paragraph 5 of the Agreement:
“(g)    Stay-on Bonus: (i) If Employee is employed on a date on which the Board of Directors of Company or Parent approves a transaction described in clause (iii) of Paragraph 1(b) and the shareholders of Company or Parent, as applicable, subsequently approve such transaction, provided that such transaction qualifies as a “change in control event” for Company and/or Parent within the meaning of Section 409A of the Internal Revenue of 1986 Code and regulations issued thereunder (the “Code”), Employee shall receive a lump sum equal to the base salary of Employee, at the rate in effect immediately prior to such date, plus an amount equal to the target percentage of the midpoint of Employee's salary grade under the Company's Officers Incentive Program for the year in which such date occurs; provided Employee is employed on the fifth (5th) day following the closing of such transaction. Payment hereunder shall be made on the fifth (5th) business day following the closing of such a transaction. (ii) If the Employee separates from service from the Company following such approval by the applicable Board of Directors of a transaction described in subparagraph (i) of this subparagraph (g) (provided that such transaction qualifies as a “change in control event” for Company and/or Parent within the meaning of Section 409A of the Code and regulations issued thereunder), and prior to the fifth (5th) day following the closing of such transaction for any reason other than for Cause, or Employee's death, or Employee's attainment of age sixty-five (65), or if Employee's employment is terminated during such period by reason of Employee's Disability, or if Employee shall voluntarily terminate Employee's employment during such period for Good Reason, then, in addition to the amounts payable to Employee pursuant to Section 7, Employee shall be paid a lump sum equal to the base salary of Employee, at the rate in effect immediately prior to the date of termination, plus an amount equal to the target percentage of the midpoint of Employee's salary grade under the Company's Officers Incentive Program for the year in which termination occurs. If the Employee is a “specified employee,” as that term is defined under Section 409A of the Code and regulations issued thereunder at the time she incurs a separation from service, prior to payment under (ii), payment under (ii) shall be made on the later of the first day of the seventh (7th) month following the Employee's termination of Employment, or on the fifth (5th) business day following the closing of such transaction. If the Employee is not a specified employee, payment under (ii) shall be made on the fifth (5th) business day following the closing of such transaction.”

2.	The following new Paragraph 13A is added to the Agreement:
“13A. Limitation on Payments.
In the event that:
(a)    the aggregate payments or benefits to be made to Employee pursuant to this Agreement, together with other payments and benefits which Employee has a right to receive from the Parent, the Company and any affiliated entities, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986 and regulations issued thereunder (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of said Code; and
(b)    if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times the Employee's “base amount,” as determined in accordance with said Section 280G of the Code, and the Non-Triggering Amount, less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount, would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (A) the amount of tax required to be paid by the Employee by Section 4999 of the Code and further minus (B) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The determination of whether such a reduction is required will be made at the expense of the Company by the Company's independent accountants or benefits consultant. If a reduction is required, the Company shall determine how the reduction among the Termination Benefits shall be allocated until the reduction is fully accomplished.
(c)    This provision is intended to follow the “best of net” or “best-net cutback” approach.”
3.Except as hereinabove modified and amended, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Company and Parent have caused this Agreement to be executed by an authorized officer, and Employee has hereunto set Employee's hand.
THE CONNECTICUT WATER COMPANY

By
Date

CONNECTICUT WATER SERVICE, INC.

By     /s/ Kristen A. Johnson
Date March 8, 2013

Date    March 8, 2013                 Kristen A. Johnson